Exhibit 21.1
SUBSIDIARIES OF GENERAL FINANCE CORPORATION
(All 86.2% Owned, Directly or Indirectly)
GFN U.S. Australasia Holdings, Inc., a Delaware corporation
GFN Australasia Holdings Pty Limited, an Australian corporation
GFN Australasia Finance Pty Limited, an Australian corporation
RWA Holdings Pty Limited, an Australian corporation
Royal Wolf Trading Australia Pty Ltd, an Australian corporation
Hi-Tech Pty Ltd, an Australian corporation

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